                                                          [page 33 AXCAN PHARMA]


EXHIBIT 3 - [CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



[Table of Contents
----------------------------

            Management's Report                                34
            Auditors' Report                                   35

            Financial Statements
               Consolidated Balance Sheets                     36
               Consolidated Earnings                           37
               Consolidated Retained Earnings                  37
               Consolidated Cash Flows                         38
               Notes to Consolidated Financial Statements      39

[page 34 AXCAN PHARMA]


Management's Report


The consolidated financial statements of Axcan Pharma Inc. and the other financial information included in this annual report are the responsibility of the Company's management.


These consolidated financial statements and the other financial information have been prepared by management in accordance with generally accepted accounting principles. This responsibility includes the selection of appropriate accounting principles and methods in the circumstances and the use of careful judgment in establishing reasonable accounting estimates.


Management maintains internal control systems designed among other things, to provide reasonable assurance that the Company's assets are adequately safeguarded and that the accounting records are a reasonable basis to prepare relevant and reliable financial information.


The Audit Committee is composed solely of external directors. This committee meets with the external auditors and management to discuss matters relating to the audit, internal control and financial information. The Committee also reviews the consolidated quarterly and annual financial statements.


These consolidated financial statements have been audited by Raymond Chabot Grant Thornton, Chartered Accountants, whose report indicating the scope of their audit and their opinion on the consolidated financial statements is presented below.


The Board of Directors has approved the Company's financial statements on the recommendation of the Audit Committee.





(signed)
LEON F. GOSSELIN
President and Chief Executive Officer



(signed)
DAVID W. MIMS
Executive Vice President and Chief Operating Officer


(signed)
JEAN VEZINA
Vice President, Finance and Chief Financial Officer


Mont Saint-Hilaire, Quebec, Canada
November 12, 2002

                                                          [page 35 AXCAN PHARMA]


Auditors' Report



To the Shareholders of Axcan Pharma Inc.

We have audited the consolidated balance sheets of Axcan Pharma Inc. as at September 30, 2002 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards in Canada and with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2002, and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2002, in accordance with generally accepted accounting principles in Canada.





(signed)
RAYMOND CHABOT GRANT THORNTON
General Partnership Chartered Accountants


Montreal, Quebec, Canada
November 12, 2002

[page 36 AXCAN PHARMA]

CONSOLIDATED BALANCE SHEETS

              SEPTEMBER 30                                               2002                2001
              -------------------------------------------------------------------------------------
              IN THOUSANDS OF U.S.DOLLARS                                  $                   $

ASSETS
              Current assets
                  Cash and cash equivalents                              20,005              16,541
                  Short-term investments, at cost (NOTE 6)               60,740                   -
                  Accounts receivable (NOTE 7)                           24,521              22,178
                  Income taxes receivable                                   805                 417
                  Inventories (NOTE 8)                                   19,747              16,735
                  Prepaid expenses and deposits                           1,895               1,803
                  Future income taxes (NOTE 9)                            6,335               3,335
              -------------------------------------------------------------------------------------
              Total current assets                                      134,048              61,009
              Investments (NOTE 10)                                       2,348               2,579
              Property, plant and equipment (NOTE 11)                    20,105               8,241
              Intangible assets (NOTE 12)                               180,553             154,343
              Goodwill (NOTE 13)                                         29,342              19,710
              Deferred financial expenses, at amortized cost                290                   -
              Future income taxes (NOTE 9)                                2,456               3,221
              -------------------------------------------------------------------------------------
                                                                        369,142             249,103
              =====================================================================================

LIABILITIES

              Current liabilities
                  Accounts payable (NOTE 15)                             27,499              16,113
                  Income taxes payable                                    1,577                 782
                  Instalments on long-term debt                           1,336                 103
                  Future income taxes (NOTE 9)                              269                 453
              -------------------------------------------------------------------------------------
              Total current liabilities                                  30,681              17,451
              Long-term debt (NOTE 16)                                    4,563                 112
              Future income taxes (NOTE 9)                               34,389              25,704
              Non-controlling interest                                      332                 695
              -------------------------------------------------------------------------------------
                                                                         69,965              43,962
              -------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

              Equity component of purchase price (NOTE 17)                2,704               2,704
              Capital stock (NOTE 18)                                   261,285             186,650
              Retained earnings                                          34,594              16,914
              Accumulated foreign currency translation adjustments          594              (1,127)
              -------------------------------------------------------------------------------------
                                                                        299,177             205,141
              -------------------------------------------------------------------------------------
                                                                        369,142             249,103
              =====================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board,


(signed)                                     (signed)
Leon F. Gosselin                             Dr. Claude Sauriol
Director                                     Director

                                                          [page 37 AXCAN PHARMA]
CONSOLIDATED EARNINGS

YEARS ENDED SEPTEMBER 30                                  2002          2001           2000
---------------------------------------------------------------------------------------------
IN THOUSANDS OF U.S.DOLLARS, EXCEPT PER SHARE AMOUNTS       $             $              $

Revenue                                                  133,175       104,549         87,486
---------------------------------------------------------------------------------------------
Cost of goods sold                                        34,145        26,540         22,313
Selling and administrative expenses                       50,522        39,101         32,127
Research and development expenses                          8,025         6,129          6,174
---------------------------------------------------------------------------------------------
                                                          92,692        71,770         60,614
---------------------------------------------------------------------------------------------
                                                          40,483        32,779         26,872
---------------------------------------------------------------------------------------------
Financial expenses                                         1,172         3,528          9,095
Interest income                                             (912)         (981)        (1,072)
Amortization                                               7,613        12,032         10,522
---------------------------------------------------------------------------------------------
                                                           7,873        14,579         18,545
---------------------------------------------------------------------------------------------
Earnings before income taxes                              32,610        18,200          8,327
Income taxes (NOTE 9)                                     11,742         6,728          3,387
---------------------------------------------------------------------------------------------
Earnings from continuing operations                       20,868        11,472          4,940
Earnings from discontinued operations,
  including a net gain on divestiture of $1,442 (NOTE 5)       -             -          1,796
---------------------------------------------------------------------------------------------
NET EARNINGS                                              20,868        11,472          6,736
=============================================================================================

Earnings per common share
  Basic
    Continuing operations                                   0.50          0.31           0.18
    Discontinued operations                                    -             -           0.07
    Net earnings                                            0.50          0.31           0.25

  Diluted
    Continuing operations                                   0.49          0.31           0.18
    Discontinued operations                                    -             -           0.07
    Net earnings                                            0.49          0.31           0.25

Weighted average number of common shares
  Basic                                               41,664,510    35,832,198     26,575,475
  Diluted                                             42,527,500    36,531,052     26,791,510

CONSOLIDATED RETAINED EARNINGS

YEARS ENDED SEPTEMBER 30                               2002            2001            2000
--------------------------------------------------------------------------------------------
IN THOUSANDS OF U.S.DOLLARS                             $               $               $

Balance, beginning of year                            16,914           7,195           4,166
Net earnings                                          20,868          11,472           6,736
Common share issue expenses, net of future
income taxes in the amount of $1,649 for 2002
    ($881 for 2001 and $1,853 for 2000)               (3,188)         (1,452)         (3,565)
Cumulative dividends on preferred shares                   -            (301)           (142)
--------------------------------------------------------------------------------------------
Balance, end of year                                  34,594          16,914           7,195
============================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

[page 38 AXCAN PHARMA ]

CONSOLIDATED CASH FLOWS

     YEARS ENDED SEPTEMBER 30                                             2002            2001            2000
     ---------------------------------------------------------------------------------------------------------
     IN THOUSANDS OF U.S.DOLLARS                                            $              $               $

OPERATIONS
     Earnings from continuing operations                                 20,868         11,472          4,940
     Dividends from a company subject to significant influence                -              -             12
     Non-cash items
     Non-controlling interest                                              (363)          (249)             -
     Amortization of deferred financial expenses                            247              -              -
     Other amortization                                                   7,613         12,032         10,995
     Gain on disposal of assets                                               -           (141)           (37)
     Foreign currency fluctuation                                           507            102            320
     Future income taxes                                                  2,187          2,515          1,934
     Investment tax credits                                                   -           (746)          (627)
     Share in net loss of companies subject to
       significant influence                                                  -              -            125
     Changes in working capital items from
       continuing operations (NOTE 20)                                    4,266         (8,580)        (5,674)
     ---------------------------------------------------------------------------------------------------------
     Cash flows from continuing operations                               35,325         16,405         11,988
     Cash flows from discontinued operations                                  -              -            396
     ---------------------------------------------------------------------------------------------------------
     Cash flows from operating activities                                35,325         16,405         12,384
     ---------------------------------------------------------------------------------------------------------

FINANCING

     Repayment of notes payable                                               -              -        (92,017)
     Long-term debt                                                       1,506              -              -
     Repayment of long-term debt                                         (3,267)       (47,075)       (13,620)
     Non-controlling interest                                                 -            388              -
     Issues of shares                                                    69,876         33,302         88,342
     Share issue expenses                                                (4,837)        (2,333)        (4,876)
     Cash flows from discontinued operations                                  -              -            (12)
     ---------------------------------------------------------------------------------------------------------
     Cash flows from financing activities                                63,278        (15,718)       (22,183)
     ---------------------------------------------------------------------------------------------------------

INVESTMENT

     Acquisition of short-term investments                              (60,740)       (48,552)        (9,787)
     Disposal of short-term investments                                       -         58,339         19,300
     Net proceeds from discontinued operations                                -              -          4,587
     Acquisition of investments                                             (16)          (961)           (99)
     Disposal of investments                                                385            186          1,982
     Acquisition of property, plant and equipment                        (2,873)        (2,391)          (941)
     Acquisition of intangible assets                                    (1,561)        (1,892)       (19,886)
     Deferred financial expenses                                           (537)             -              -
     Other                                                                1,363              -              -
     Net cash used for business acquisitions (NOTE 4)                   (31,302)             -         (1,798)
     Cash flows from discontinued operations                                  -              -             17
     ---------------------------------------------------------------------------------------------------------
     Cash flows from investment activities                              (95,281)         4,729         (6,625)
     ---------------------------------------------------------------------------------------------------------
     Foreign exchange gain (loss) on cash held
       in foreign currency                                                  142            (10)             -
     ---------------------------------------------------------------------------------------------------------
     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 3,464          5,406        (16,424)
     Cash and cash equivalents, beginning of year                        16,541         11,135         27,559
     ---------------------------------------------------------------------------------------------------------
     Cash and cash equivalents, end of year                              20,005         16,541         11,135
     =========================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                                          [page 39 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

1- GOVERNING STATUTES AND NATURE OF OPERATIONS

The Company, incorporated under the Canada Business Corporations Act, is involved in the research, development, production and distribution of pharmaceutical products, mainly in the field of gastroenterology.

2- CHANGES IN ACCOUNTING POLICIES

BUSINESS COMBINATION, INTANGIBLE ASSETS AND GOODWILL

In 2001, the Canadian Institute of Chartered Accountants ("CICA") approved new standards modifying the method of accounting for business combinations entered into after June 30, 2001, and addressed the accounting for goodwill and other intangible assets. The new standards on goodwill and other intangible assets should be applied for fiscal years beginning on or after January 1, 2002. The Company elected to adopt these standards early and, since October 1, 2001, it no longer amortizes its goodwill and trademarks with infinite life. However, management evaluates goodwill and trademarks with infinite life for impairment annually. Intangible assets with finite life will continue to be amortized over their estimated useful lives. As required by the standards, the Company completed the impairment tests and did not record any impairments. These standards are essentially the same as the new Statements of Financial Accounting Standards ("SFAS") No. 141 and 142 in the United States.

The following table presents the matching of net earnings and basic earnings per share as reported for prior years and corresponding information recalculated as a result of applying the new standards on intangible assets and goodwill:

                                                      2002              2001             2000
----------------------------------------------------------------------------------------------
                                                       $                 $                 $
Net earnings                                         20,868            11,472            6,736
    Add: amortization of intangible assets
      with infinite life and goodwill                     -             4,448            4,453
----------------------------------------------------------------------------------------------
Adjusted net earnings                                20,868            15,920           11,189
==============================================================================================
Basic earnings per share
Net earnings                                           0.50              0.31             0.25
    Add: amortization of intangible assets
      with infinite life and goodwill                     -              0.13             0.17
----------------------------------------------------------------------------------------------
Adjusted net earnings                                  0.50              0.44             0.42
==============================================================================================

SCIENTIFIC SYMPOSIUM COSTS

In 2002, the Company elected to expense its scientific symposium costs in the fiscal year they are incurred. In the previous years, these costs were deferred and amortized over a two-year period. This change in accounting policy has led to an increase in selling and administrative expenses of $457,000 during the year 2002.

EARNINGS PER SHARE

In 2001, the Company adopted on a retroactive basis, the new recommendations issued by the CICA modifying the calculation of earnings per share. Under the new recommendations, the treasury stock method is to be used, instead of the current imputed earnings approach, for determining the dilution effect of convertible debt, convertible preferred shares and options. This change in accounting policy has no impact on the Company's reported diluted earnings per share for the year ended September 30, 2000.

[page 40 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

2- CHANGES IN ACCOUNTING POLICIES (CONTINUED)

STANDARDS APPLICABLE FOR THE YEAR 2003

The CICA approved a new standard on STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS. The new Standard, which sets out a fair value-based method of accounting, is based on U.S. Standard SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. As a result, Canadian and U.S. standards in this area will now be harmonized. The Company already discloses in its financial statements the pro forma net income and pro forma earnings per share, as if the stock-based compensation cost had been accounted for.

SFAS 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS was published in the United States. The new standard provides guidance on how assets are grouped when testing for and measuring impairment and proposes a two-step process for first determining when an impairment loss is recognized and then measuring that loss.

In July 2002, the FASB issued SFAS 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair market value when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Company's financial statements.

3- ACCOUNTING POLICIES

The financial statements are expressed in U.S. dollars and were prepared in accordance with generally accepted accounting principles in Canada, which in the case of Axcan Pharma Inc. ("Axcan"), can differ from generally accepted accounting principles in the United States, as shown in Note 25.

ACCOUNTING ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles in Canada requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and recognized amounts of revenues and expenses during the year. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

These financial statements include the accounts of the Company and its subsidiaries, the most important being Axcan Scandipharm Inc. ("Axcan Scandipharm"), Axcan Pharma U.S. Inc. ("Axcan Pharma U.S."), Laboratoires Enteris S.A.S. ("Enteris") and Laboratoire du Lacteol du Docteur Boucard S.A. ("Lacteol"). The Company's interest in the joint ventures is accounted for by the proportionate consolidation method.

REVENUE RECOGNITION

Revenue is recognized when the product is shipped to the Company's customers, provided the Company has not retained any significant risks of ownership or future obligations with respect to the product shipped. Revenue from product sales is recognized net of sales discounts and allowances. In certain circumstances, returns or exchange of products are allowed under the Company's policy and provisions are maintained accordingly. Amounts received from customers as prepayments for products to be shipped in the future are reported as deferred revenue.

CASH AND CASH EQUIVALENTS

The Company includes in cash and cash equivalents cash and all highly liquid short-term investments with initial maturities of three months or less.

INVENTORY VALUATION

Inventories of raw materials and packaging material are valued at the lower of cost and replacement cost. Inventories of work in progress and finished goods are valued at the lower of cost and net realizable value. Cost is determined by the first-in, first-out method.

RESEARCH AND DEVELOPMENT

Research and development expenses are charged to earnings in the year they are incurred, net of related tax credits.

                                                          [page 41 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

AMORTIZATION

Property, plant and equipment and intangible assets with a finite life are amortized over their estimated useful lives according to the following methods and annual rates:

                                                                            Methods          Rates
--------------------------------------------------------------------------------------------------
Buildings                                     Diminishing balance and straight-line       4 to 10%
Furniture and equipment                       Diminishing balance and straight-line      10 to 20%
Computer equipment                            Diminishing balance and straight-line      20 to 50%
Automotive                                    Diminishing balance and straight-line      20 to 25%
Leasehold and building improvements                                   Straight-line      10 to 20%
Trademarks, trademark licenses and
    manufacturing rights                                              Straight-line    4 and 6.67%
--------------------------------------------------------------------------------------------------

Bond discount was amortized on a straight-line basis over a five-year period until 2000.

Beginning October 1, 2001, goodwill is no longer amortized, but instead tested for impairment at least annually. Prior to October 1, 2001, goodwill was amortized on a straight-line basis over periods of 15 or 20 years.

Beginning October 1, 2001, intangible assets with infinite life are no longer amortized, but instead tested for impairment at least annually. Prior to October 1, 2001, intangible assets with infinite life were amortized on a straight-line basis over periods of 15 to 25 years.

Management evaluates the value of the unamortized portion of goodwill and intangible assets annually by comparing the carrying value to the fair value. Should there be a permanent impairment in value or if the unamortized balance exceeds recoverable amounts, a write-down will be recognized for the current year. To date, the Company has not recognized any permanent impairment in value.

Deferred financial expenses are amortized on a straight-line basis over a four-year period.

INCOME TAXES

Income taxes are calculated based on the liability method. Under this method, future income tax assets and liabilities are recognized as estimated taxes for recovery or settlement arising from the recovery or settlement of assets and liabilities recorded at their financial statement carrying amounts. Future income tax assets and liabilities are measured based on enacted or substantively enacted tax rates and laws at the date of the financial statements for the years in which the temporary differences are expected to reverse. Adjustments to the future income tax asset and liability balances are recognized in earnings as they occur.

STOCK OPTIONS

The Company has granted stock options as described in Note 18. No compensation expense is recognized when stock options are issued to employees. Any consideration paid by employees on the exercise of stock options is credited to capital stock.

FOREIGN CURRENCY TRANSLATION

The current rate method of translation of foreign currencies is followed for subsidiaries, or joint ventures considered financially and operationally self-sustaining. Therefore, all gains and losses arising from the translation of the financial statements of subsidiaries or joint ventures are deferred in an "Accumulated foreign currency translation adjustments" account under "Shareholders' equity".

Monetary assets and liabilities in currency other than U.S. dollars of Canadian companies and integrated foreign operations are translated into U.S. dollars at the exchange rates in effect at the balance sheet date whereas other assets and liabilities are translated at exchange rates in effect at transaction dates. Revenue and operating expenses in foreign currency are translated at the average rates in effect during the year. Gains and losses are included in earnings for the year.

BASIC EARNINGS PER SHARE

Basic earnings per share is calculated using the weighted average number of common shares outstanding during the year. The treasury stock method is to be used for determining the dilution effect of options. The dilutive effect of balance of purchase price payable in shares and convertible preferred shares is determined using the "if-converted" method.

[page 42 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

4- BUSINESS ACQUISITIONS

a) SEPTEMBER 30, 2002

On November 7, 2001, the Company acquired all the outstanding shares of Enteris, a company specializing in the distribution of gastrointestinal products in France. The acquisition cost, including transaction expenses, amounting to $23,000,840, was paid in cash.

On April 17, 2002, the Company acquired all the outstanding shares of Lacteol and certain related assets. This company is specialized in the manufacturing and distribution of gastrointestinal products in France.

The acquisition cost, including transaction expenses, amounting to $13,137,613, was paid with the issuance of 365,532 common shares of the Company and $8,378,728 in cash. The price of the common shares issued was determined on the basis of a twenty-day trading average closing price.

These two acquisitions will allow the Company to establish operations in France for the development of markets in all of Western Europe and add two products to the Company's product line.

The following table shows the breakdown of these acquisitions:

                                                      $
---------------------------------------------------------
Net assets acquired at the attributed values
ASSETS
     Cash and cash equivalents                         77
     Other working capital items                    7,323
     Property, plant and equipment                  9,433
     Intangible assets                             29,175
     Goodwill                                       9,632
     Future income taxes                              656
     Other assets                                   1,363
---------------------------------------------------------
                                                   57,659
---------------------------------------------------------

LIABILITIES
     Accounts payable                               8,215
     Long-term debt                                 6,922
     Future income taxes                            6,384
---------------------------------------------------------
                                                   21,521
---------------------------------------------------------
                                                   36,138
=========================================================

CONSIDERATION
     Cash                                          31,379
     Common shares issued                           4,759
---------------------------------------------------------
                                                   36,138
=========================================================
Net cash used for the acquisitions                 31,302
=========================================================

                                                          [page 43 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

The acquisition cost has been allocated to the assets and liabilities according to their estimated fair value at the acquisition dates. The operating results relating to these acquisitions have been included in the consolidated financial statements from the acquisition dates.

Using the assumption that the effective date of the business acquisitions is October 1, 2000, the consolidated pro-forma results of operations of the Company would have been as follows for the years ended September 30:

                                       2002                      2001
                                    (unaudited)              (unaudited)
------------------------------------------------------------------------
                                         $                        $
Revenue                               140,983                  125,524
========================================================================
Net earnings                           20,802                   11,136
========================================================================
Net earnings per share                   0.50                     0.30
========================================================================

b) SEPTEMBER 30, 2000

On November 19, 1999, Axcan redeemed Schwarz Pharma Inc. ("Schwarz")'s
50% interest in the Axcan URSO LLC joint venture. The purchase price amounting to $52,000,000 was paid in cash by a loan from Schwarz. This acquisition was accounted for using the purchase method. The purchase price allocated to intangible assets will be amortized using the straight-line method over a period of 25 years.

On December 22, 1999, the Company reimbursed the note payable with a par value of CDN$40,000,000 to a subsidiary of Caisse de depot et placement du Quebec ("CDPQ") by the issuance of shares of Axcan Scandipharm representing a 40.4% interest in Axcan Scandipharm. The same day, the Company acquired this 40.4% interest for cash. The excess of the cost of the purchase over the book value of the note payable amounting to $1,495,774 was accounted for as goodwill.

On May 25, 2000, the Company acquired additional shares of a company subject to significant influence, Biozymes Inc. ("Biozymes"), a company specializing in the development and production of enzymes by extraction processes. This additional acquisition of shares increased the interest of the Company in Biozymes from 26.78% to 54.58%. The acquisition cost amounted to $574,324, of which $302,322 was paid in cash and the balance was paid in cash during year 2001.

[page 44 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

4- BUSINESS ACQUISITIONS (CONTINUED)

The following table shows the breakdown of these acquisitions:

                                                       $
----------------------------------------------------------
Net assets acquired at the attributed values
ASSETS
     Cash and cash equivalents                           9
     Inventories                                       119
     Other working capital items                        91
     Property, plant and equipment                   1,609
     Intangible assets                              52,000
     Goodwill                                        1,496
----------------------------------------------------------
                                                    55,324
----------------------------------------------------------

LIABILITIES
     Accounts payable                                  311
     Long-term debt                                    387
     Non-controlling interest                          556
----------------------------------------------------------
                                                     1,254
----------------------------------------------------------
                                                    54,070
==========================================================

CONSIDERATION
     Cash                                            1,798
     Loan payable                                   52,000
     Purchase price balance payable                    272
----------------------------------------------------------
                                                    54,070
==========================================================

The acquisition cost has been allocated to the assets and liabilities according to their estimated fair value at the acquisition dates. The operating results relating to these acquisitions have been included in the consolidated financial statements from the acquisition dates.

Using the assumption that the effective date of the business acquisitions is October 1, 1999, the consolidated pro-forma results of operations of the Company would have been as follows for the year ended September 30, 2000 :

                                      (unaudited)
-------------------------------------------------
                                           $
Revenue                                  89,668
=================================================
Net earnings                              7,441
=================================================
Net earnings per share                     0.27
=================================================

                                                          [page 45 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

5- DISCONTINUED OPERATIONS

During the third quarter of the year ended September 30, 2000, the Company decided to discontinue the operations related to Althin Biopharm Inc., a joint venture operating in the dialysis products field. The shares of the joint venture have been sold to the other joint venturer for a cash consideration of $5,067,568.

The operating results of the above joint venture to the effective divestiture date, together with the net gain on divestiture were disclosed separately as "Earnings from discontinued operations" in the financial statements and the notes. The results of the discontinued operations disclosed in the statement of earnings of the year ended September 30, 2000 are as follows:

                                                               $
------------------------------------------------------------------
Revenue                                                      3,701
------------------------------------------------------------------
Expenses
    Cost of goods sold                                       2,473
    Selling and administrative expenses                        540
    Research and development expenses                            7
    Financial expenses                                           7
    Amortization                                                68
    Income taxes                                               252
------------------------------------------------------------------
                                                             3,347
------------------------------------------------------------------
Contribution to the Company's earnings                         354
Net gain on divestiture                                      1,442
------------------------------------------------------------------
Earnings from discontinued operations                        1,796
==================================================================


The net gain on divestiture is as follows:

                                                               $
------------------------------------------------------------------
Net proceeds                                                 5,055
------------------------------------------------------------------
Net assets sold
    Investments                                                463
    Property, plant and equipment                              827
    Goodwill                                                   227
    Working capital items (including $468 of cash)           1,691
    Long-term debt                                            (465)
------------------------------------------------------------------
                                                             2,743
------------------------------------------------------------------
Gain on divestiture                                          2,312
Recognized gain resulting from the disposal of
    the building to a joint venture                            243
Income taxes                                                (1,113)
------------------------------------------------------------------
Net gain on divestiture                                      1,442
==================================================================

[page 46 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

6- SHORT-TERM INVESTMENTS

As at September 30, 2002, short-term investments include short-term notes of five public companies maturing in the coming year, two of which represent approximately 47% of the Company's total short-term investments. Interest rates vary between 1.52% and 1.66% (6.61% and 6.65% in 2000).

7- ACCOUNTS RECEIVABLE

                                                                 2002                2001
-------------------------------------------------------------------------------------------
                                                                   $                   $
Trade accounts, net of allowance for doubtful accounts
    of $403,000 ($221,000 in 2001) (a)                           23,859              19,319
Investments receivable within one year                              142                 278
Taxes receivable                                                    329                 289
Other                                                               191               2,292
-------------------------------------------------------------------------------------------
                                                                 24,521              22,178
===========================================================================================

(a) AS AT SEPTEMBER 30, 2002, THE ACCOUNTS RECEIVABLE INCLUDE AMOUNTS RECEIVABLE FROM FOUR CUSTOMERS WHICH REPRESENT APPROXIMATELY 60% (72% IN 2001) OF THE COMPANY'S TOTAL ACCOUNTS RECEIVABLE.


8- INVENTORIES

                                                                 2002                2001
-------------------------------------------------------------------------------------------
                                                                   $                   $
Raw materials and packaging material                             3,841                3,628
Work in progress                                                 4,516                3,225
Finished goods                                                  11,390                9,882
-------------------------------------------------------------------------------------------
                                                                19,747               16,735
===========================================================================================

                                                          [page 47 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

9- INCOME TAXES

Income taxes from continuing operations included in the statement of earnings are as follows:

                                                        2002           2001           2000
-------------------------------------------------------------------------------------------
                                                          $              $              $
Current                                                 9,555          4,213          1,453
-------------------------------------------------------------------------------------------
Future
    Creation and reversal of temporary differences      2,043            746            541
    Capital gains                                           -              -             62
    Operating losses                                        -          1,724          1,331
    Change in promulgated rates                           144             45              -
-------------------------------------------------------------------------------------------
                                                        2,187          2,515          1,934
-------------------------------------------------------------------------------------------
                                                       11,742          6,728          3,387
===========================================================================================
Domestic                                                4,483          3,537          1,661
Foreign                                                 7,259          3,191          1,726
-------------------------------------------------------------------------------------------
                                                        11,742         6,728          3,387
===========================================================================================

The future income tax assets and liabilities result from differences between the tax value and book value of the following items:

                                               2002                      2001
------------------------------------------------------------------------------
                                                 $                         $
Short-term future income tax assets
    Inventories                                2,590                       551
    Accounts payable                           2,586                     1,625
    Contingency provisions                     1,159                     1,159
------------------------------------------------------------------------------
                                               6,335                     3,335
==============================================================================
Long-term future income tax assets
    Investments                                   14                        14
    Property, plant and equipment                 51                         -
    Share issue expenses                       2,380                     1,732
    Unused operating losses                       11                         8
    Research and development expenses              -                        94
    Investment tax credits                         -                     1,373
------------------------------------------------------------------------------
                                               2,456                     3,221
==============================================================================

[page 48 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

9- INCOME TAXES (CONTINUED)

                                                 2002             2001
-----------------------------------------------------------------------
                                                   $                $
Short-term future income tax liabilities
    Prepaid expenses                               135              315
    Investments                                     12               16
    Deferred gain                                  122              122
-----------------------------------------------------------------------
                                                   269              453
=======================================================================
Long-term future income tax liabilities
    Investments                                     13               31
    Property, plant and equipment                1,625               91
    Intangible assets                           31,452           24,774
    Goodwill                                       682              682
    Research and development expenses              617              126
-----------------------------------------------------------------------
                                                34,389           25,704
=======================================================================

The Company's effective income tax rate differs from the combined statutory federal and provincial income tax rate in Canada. This difference arises from the following:

                                                       2002           2001         2000
----------------------------------------------------------------------------------------
                                                         $              $            $
Combined basic rate applied to pre-tax income         11,629         6,828         3,211
Increase (decrease) in taxes resulting from:
    Large corporations tax                                 -            59            35
    Change in promulgated rates                          144            45             -
    Difference with foreign tax rates                  1,189          (548)         (131)
    Amortization of goodwill and other
      non-deductible items                               228           569         1,175
    Use of unrecorded prior years' losses               (231)            -             -
    Non-taxable items and other                       (2,008)         (896)       (1,602)
    Foreign withholding taxes                            791           671           699
----------------------------------------------------------------------------------------
                                                      11,742         6,728         3,387
========================================================================================

                                                          [page 49 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

10- INVESTMENTS

                                                                    2002             2001
------------------------------------------------------------------------------------------
                                                                      $                $
Investments in preferred shares of a private company, at cost       1,156            1,156
Note receivable, 8.5% beginning on January 1, 2002,
    maturing on January 1, 2004                                       936              936
Other                                                                 398              765
------------------------------------------------------------------------------------------
                                                                    2,490            2,857
Investments receivable within one year                                142              278
------------------------------------------------------------------------------------------
                                                                    2,348            2,579
==========================================================================================

11- PROPERTY, PLANT AND EQUIPMENT

                                                                                     2002
------------------------------------------------------------------------------------------
                                                                     Accumulated
                                                  Cost               amortization    Net
------------------------------------------------------------------------------------------
                                                     $                 $               $
Land                                                 848                 -             848
Buildings                                         10,679             1,334           9,345
Furniture and equipment                           12,566             4,280           8,286
Automotive equipment                                  82                35              47
Computer equipment                                 2,253             1,573             680
Leasehold and building improvements                1,139               240             899
------------------------------------------------------------------------------------------
                                                  27,567             7,462          20,105
==========================================================================================

                                                                                     2001
------------------------------------------------------------------------------------------
                                                                     Accumulated
                                                  Cost               amortization    Net
------------------------------------------------------------------------------------------
                                                     $                 $               $
Land                                                 468                 -             468
Buildings                                          3,733               742           2,991
Furniture and equipment                            5,931             2,576           3,355
Automotive equipment                                 113                32              81
Computer equipment                                 1,664             1,027             637
Leasehold and building improvements                  832               123             709
------------------------------------------------------------------------------------------
                                                  12,741             4,500           8,241
==========================================================================================

Acquisitions of property, plant and equipment amount to $14,071,633 ($2,415,136 in 2001 and $1,463,670 in 2000).

The cost and accumulated amortization of equipment under capital leases amount to $3,154,207 and $204,000 ($101,075 and $18,065 in 2001).

                                                          [page 50 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

12- INTANGIBLE ASSETS

                                                                                    2002
-----------------------------------------------------------------------------------------
                                                                 Accumulated
                                                 Cost            amortization       Net
-----------------------------------------------------------------------------------------
                                                   $                   $             $
Trademarks, trademark licenses and
    manufacturing rights with a:
    Finite life                                 106,375             15,679         90,696
    Infinite life                               102,275             12,418         89,857
-----------------------------------------------------------------------------------------
                                                208,650             28,097        180,553
=========================================================================================

                                                                                    2001
-----------------------------------------------------------------------------------------
                                                                 Accumulated
                                                 Cost            amortization       Net
-----------------------------------------------------------------------------------------
                                                   $                   $             $
Trademarks, trademark licenses and
    manufacturing rights with a:
    Finite life                                 104,334             10,678         93,656
    Infinite life                                73,105             12,418         60,687
-----------------------------------------------------------------------------------------
                                                177,439             23,096        154,343
=========================================================================================

Acquisitions of intangible assets amount to $30,036,118 ($2,592,054 in 2001 and $83,709,380 in 2000).

The annual amortization expenses expected for the years 2003 through 2007 are as follows:

---------------------------------
                              $
2003                        4,914
2004                        5,048
2005                        5,179
2006                        5,179
2007                        5,179

                                                          [page 51 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

13- GOODWILL

                                        2002                 2001
------------------------------------------------------------------
                                         $                    $
Cost                                   33,200               23,568
Accumulated amortization                3,858                3,858
------------------------------------------------------------------
Net                                    29,342               19,710
==================================================================

14- AUTHORIZED LINE OF CREDIT

On November 20, 2001, the Company signed a credit agreement with two Canadian chartered banks relative to a $55,000,000 financing. The financing comprises a $15,000,000 revolving operating facility renewable annually and a $40,000,000 364-days, extendible revolving facility with a three-year term-out option maturing on October 15, 2005.

The credit facilities are secured by a first security interest on all present and future acquired assets of the Company and its material subsidiaries, and provide for the maintenance of certain financial ratios.

The interest rate varies depending on the Company's leverage between 25 basis points to 125 basis points over prime rate and between 125 basis points and 225 basis points over the LIBOR rate or bankers acceptances. The credit facilities may be drawn in U.S. dollars or in Canadian dollars equivalent. As at Sep-tember 30, 2002, there was no amount outstanding under this line of credit.

15- ACCOUNTS PAYABLE

                                                                   2002              2001
------------------------------------------------------------------------------------------
                                                                     $                 $
Accounts payable                                                   5,674             1,386
Contract rebates, product returns and accrued chargebacks          4,828             4,459
Accrued royalty fees                                               2,881             1,611
Accrued bonuses                                                    1,670             1,330
Other accrued liabilities                                          9,546             4,427
Contingency provisions                                             2,900             2,900
------------------------------------------------------------------------------------------
                                                                  27,499            16,113
==========================================================================================

[page 52 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

16- LONG-TERM DEBT

                                                                    2002              2001
-------------------------------------------------------------------------------------------
                                                                      $                 $

Bank loans, prime rate plus 1.50% and 2.50% (6.00%
    and 7.00% as at September 30, 2002, and 7.5%
    and 7.75% as at September 30, 2001), secured
    by movable hypothecs on assets of a subsidiary
    having a net book value of $1,989,318 in 2002,
    payable in monthly instalments of $13,086,
    maturing in 2005 and 2007.                                        482              169

Bank loans, 5.2% and 7.15%, secured by immovable
    hypothecs on land and buildings having a net
    book value of $6,732,149 in 2002, payable in
    monthly instalments of $46,331, principal and
    interest, maturing in 2005 and 2013.                            2,565                -

Obligations under capital leases, interest rates
    varying between 2.70% and 19.84%, payable in
    monthly instalments, principal and interest,
    maturing on different dates until 2008.                         2,852               46
-------------------------------------------------------------------------------------------
                                                                    5,899              215
Instalments due within one year                                     1,336              103
-------------------------------------------------------------------------------------------
                                                                    4,563              112
===========================================================================================

As at September 30, 2002, minimum instalments on long-term debt for the next years are as follows:

                                                    Obligations under            Other long
                                                      capital leases             term loans
-------------------------------------------------------------------------------------------
                                                            $                         $
2003                                                        901                      584
2004                                                        800                      591
2005                                                        668                      552
2006                                                        478                       56
2007                                                        250                      359
2008 and thereafter                                          77                      905
---------------------------------------------------------------
                                                          3,174
Interest included in the minimum lease payments             322
---------------------------------------------------------------
                                                          2,852
===========================================================================================

                                                          [page 53 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

17- EQUITY COMPONENT OF PURCHASE PRICE

In April 2000, Axcan entered into a series of agreements with QLT PhotoTherapeutics Inc. ("QLT"). These agreements provided for the purchase by Axcan of PHOTOFRIN, a light sensitive compound administered to patients and activated by a laser, and the purchase by QLT of 1,283,333 common shares of Axcan for a total cash consideration of CDN$19,250,000 (U.S.$13,007,000). These transactions closed on June 8, 2000.

The purchase price of CDN$39,250,000 (U.S.$26,622,000) was paid by CDN$21,750,000 (U.S.$14,800,000) in cash and by CDN$13,500,000 (U.S.$9,118,000)
with the issuance of 13,500,000 Series A preferred shares of the capital stock. The balance of CDN$4,000,000 (U.S.$2,704,000) will be payable, at the earliest of four years after the closing or upon the receipt of a specific approval from a regulatory authority, in cash or in common shares, at Axcan's sole discretion.

The balance of the purchase price of $2,704,000 has been presented as an equity component.

18- CAPITAL STOCK

AUTHORIZED

Unlimited number of shares without par value

     Common shares

     Preferred shares, issuable in series, rights, privileges and restrictions determined at the creation date

     During the year 2000, the Company created two series of preferred shares as follows:

     14,175,000 Series A, non-voting, annual preferential cumulative dividend of 5%, redeemable on or prior to June 8, 2001 at CDN$1.00 per share payable at the option of the Company in cash or by the issuance of common shares or in any combination of cash and common shares.

     12,000,000 Series B, non-voting, redeemable on the fifth anniversary of their issuance at CDN$1.00 per share payable in cash or by the issuance of common shares at the option of the Company, convertible into common shares at the holder's option on the basis of one common share for each 15 Series B preferred shares.

[page 54 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

18- CAPITAL STOCK (CONTINUED)

The issued and fully paid capital stock is as follows:

                                          2002                       2001                       2000
-------------------------------------------------------------------------------------------------------------
                                   Number      Amount         Number       Amount         Number      Amount
-------------------------------------------------------------------------------------------------------------
                                            $                           $                          $
COMMON SHARES

Balance, beginning of year      38,412,133     186,650      34,506,254     143,787      17,951,553     55,445

Shares issued following
   public offerings (A)          5,000,000      57,500       3,000,000      32,967      14,331,668     71,314

Shares issued following
   private investors'
   subscription (A)                208,044       3,000               -           -       1,383,333     13,443

Shares issued following
   the exercise of the
   underwriters' option (A)        750,000       8,625               -           -         787,500      3,295

Shares issued pursuant to
   the stock option plan (A)       127,489         751          69,597         335          52,200        290

Shares issued for the
   acquisition of assets           365,532       4,759               -           -               -          -

Shares issued for the
   redemption of preferred
   shares and cumulative
   dividends                             -           -         836,282       9,561               -          -
-------------------------------------------------------------------------------------------------------------
Balance, end of year            44,863,198     261,285      38,412,133     186,650      34,506,254    143,787
                                ==========     -------      ==========     -------      ==========    -------

SERIES A PREFERRED SHARES

Balance, beginning of year               -           -      13,500,000       9,118               -          -

Shares issued for the
   acquisition of assets                 -           -               -           -      13,500,000      9,118

Shares redeemed by the
   issuance of common
   shares                                -           -     (13,500,000)     (9,118)              -          -
-------------------------------------------------------------------------------------------------------------
Balance, end of year                     -           -               -           -      13,500,000      9,118
                                ==========     -------      ==========     -------      ==========    -------
Total                                          261,285                     186,650                    152,905
                                               =======                     =======                    =======

(A) ISSUED FOR CASH

COMMON STOCK OPTION PLAN

The common stock option plan is intended for eligible directors, principal senior executives and employees. The number of stock options that can be granted under this plan cannot exceed 4,500,000, 2,590,000 and 1,900,000 as at September 30, 2002, 2001 and 2000 respectively.

Granted stock options are for 2,429,078, 1,956,441 and 1,364,348 common shares as at September 30, 2002, 2001 and 2000 respectively and may be exercised at prices between $3.75 and $14.03. These options may be exercised at a rate of 20% per year and expire ten years after the granting date except for the annual options granted to outside directors which may be exercised one year after the granting date.

                                                          [page 55 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

The changes to the number of stock options outstanding are as follows:

                                           2002                  2001                2000
-----------------------------------------------------------------------------------------------------
                                              Weighted                Weighted              Weighted
                                              Average                  Average               Average
                                   Number of  Exercise    Number of   Exercise    Number of  Exercise
                                    options    Price       options      Price      options     Price
-----------------------------------------------------------------------------------------------------
                                                  $                       $                      $
Balance, beginning of year         1,956,441     7.75     1,364,348      6.56       353,600     5.80
Granted                              684,050    13.38       772,433     10.30     1,246,063     7.11
Exercised                           (127,489)    5.89       (69,597)     4.77       (52,200)    5.59
Cancelled                            (83,924)    9.58      (110,743)     7.54      (183,115)    7.26
-----------------------------------------------------------------------------------------------------
Balance, end of year               2,429,078     9.67     1,956,441      7.75     1,364,348     6.56
=====================================================================================================
Options exercisable at end of year   614,716     7.79       337,708      6.11       125,400     4.99
=====================================================================================================

Stock options outstanding at September 30, 2002 are as follows:

                                            Options outstanding          Options exercisable
----------------------------------------------------------------------------------------------
                                           Weighted     Weighted                      Weighted
                                            average      average                       average
                                          remaining     exercise                      exercise
Exercise price               Number   contractual life    price          Number         price
----------------------------------------------------------------------------------------------
                                                           $                               $
$3.75  - $5.05               129,100         5.9          4.29            78,100          4.34
$5.06  - $6.35                19,400         7.5          6.81             6,800          6.81
$6.36  - $7.65               876,895         7.5          7.22           331,628          7.21
$7.66  - $8.95                10,700         6.7          8.26             6,200          8.08
$8.96  - $10.25              532,883         8.2          9.93           151,938          9.92
$10.26 - $11.55              129,500         8.4         10.93            22,400         11.00
$11.56 - $13.05              177,250         8.9         11.88            17,650         11.75
$13.06 - $14.03              553,350         9.2         13.68                 -             -
----------------------------------------------------------------------------------------------
                           2,429,078         8.1          9.67           614,716          7.79
==============================================================================================

EQUITY LINE AGREEMENT

On July 4, 2002, the Solidarity Fund QFL (the "Solidarity Fund") committed to invest up to $14,100,000 in the Company's capital stock and could invest up to an additional $15,000,000. The Solidarity Fund has initially purchased
208,044 common shares for total proceeds of $3,000,000. Additional shares for the remaining $11,100,000 of the commitment may be issued at the sole option of the Company subject to certain conditions specified in the Equity Line Agreement. This option can be exercised from time to time by July 3, 2003. The agreement also contemplates that the Solidarity Fund may, until July 3, 2003, purchase up to an additional $15,000,000 of the Company's shares to finance potential future acquisition projects.

[page 56 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

19- FINANCIAL INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENT OF EARNINGS

a) FINANCIAL EXPENSES

                                                       2002            2001          2000
-----------------------------------------------------------------------------------------
                                                        $               $             $
Interest on long-term debt                             159            2,820         6,961
Interest on short-term debt and bank charges           218               55           215
Financing fees                                         282                -         1,278
Foreign exchange losses                                266              653           158
Amortization of deferred debt issue expenses             -                -           483
Amortization of deferred financial expenses            247                -             -
-----------------------------------------------------------------------------------------
                                                     1,172            3,528         9,095
=========================================================================================


b) OTHER INFORMATION

                                                       2002             2001          2000
-------------------------------------------------------------------------------------------
                                                         $                $             $
Share in net loss of companies subject to
    significant influence                                  -                -           125
Non-controlling interest                                (363)            (249)            -
Amortization of property, plant and equipment          2,499              774           722
Amortization of intangible assets                      5,114            9,728         8,402
Amortization of goodwill                                   -            1,530         1,991
Amortization of bond discount                              -                -           (52)
Investment tax credits applied against research
and development expenses                                 830            1,114           892

During 2000, the Company increased its estimated accrual for contract rebates, chargebacks and for product returns by a total amount of $2,288,531.

The Company incurred professional fees with a law firm, in which a Company's director is a partner, totaling $466,056 for the year ended September 30, 2002 ($468,124 in 2001 and $478,112 in 2000). These transactions were concluded in the normal course of operations, at the exchange amount.

                                                          [page 57 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

c) EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE

The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations.

                                                     2002            2001           2000
-------------------------------------------------------------------------------------------
                                                       $               $              $
Basic
    Earnings from continuing operations             $20,868         $11,472          $4,940
    Dividends on preferred shares                         -            (301)           (142)
-------------------------------------------------------------------------------------------
    Earnings available to common shareholders       $20,868         $11,171          $4,798
===========================================================================================

    Weighted average number of common
      shares outstanding                         41,664,510      35,832,198      26,575,475
===========================================================================================

    Basic earnings per share                          $0.50           $0.31           $0.18
===========================================================================================

Diluted
    Earnings available to common shareholders
      on a diluted basis                            $20,868         $11,171          $4,798
===========================================================================================

    Weighted average number of common
      shares outstanding                         41,664,510      35,832,198      26,575,475
    Effect of dilutive stock options                660,970         449,478          77,602
    Effect of dilutive equity component
      of purchase price                             202,020         249,376         138,433
-------------------------------------------------------------------------------------------
    Adjusted weighted average number
      of common shares outstanding               42,527,500      36,531,052      26,791,510
===========================================================================================

    Diluted earnings per share                        $0.49           $0.31           $0.18
===========================================================================================

Options to purchase 553,350, 206,250 and 1,132,948 common shares were outstanding in 2002, 2001 and 2000 respectively but were not included in the computation of diluted earnings per share as the exercise price of the options was greater than the average market price of the common shares. In 2000, the convertible preferred shares also had no effect on the diluted earnings per share.

[page 58 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

20- FINANCIAL INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENT OF CASH FLOWS

a) CHANGES IN WORKING CAPITAL ITEMS FROM CONTINUING OPERATIONS:

                                             2002          2001            2000
-------------------------------------------------------------------------------
                                               $             $              $
Accounts receivable                          2,120        (7,270)        (1,739)
Income taxes receivable                       (388)        2,884           (237)
Inventories                                 (2,532)       (3,400)        (1,837)
Prepaid expenses                               401           211           (850)
Payable to a joint venturer                      -             -           (955)
Accounts payable                             3,870           (65)          (667)
Income taxes payable                           795          (940)           611
-------------------------------------------------------------------------------
                                             4,266        (8,580)        (5,674)
===============================================================================


b) CASH FLOWS RELATING TO INTEREST AND INCOME TAXES OF OPERATING ACTIVITIES ARE AS FOLLOWS:

                                             2002           2001            2000
---------------------------------------------------------------------------------
                                               $              $               $
Interest received                              787          1,010           1,399
Interest paid                                  242          2,875           8,945
Income taxes paid                            7,672          2,028           1,027

21- JOINT VENTURES

The following accounts represent the shares of the Company in the joint ventures:

                                                  2002            2001          2000
------------------------------------------------------------------------------------
                                                    $               $             $
Current assets                                     190             186            112
Total assets                                       606             623            619
Current liabilities                                248             220            177
Total liabilities                                  273             245            177
Revenue                                            725             696            536
Expenses                                           771             735            617
Earnings from discontinued operations                -               -          1,796
Net earnings (loss)                                (46)            (39)         1,715
Cash flows from:
    Operations                                      (8)            (10)           385
    Financing                                        -              25            (12)
    Investment                                      10               -          4,588

                                                          [page 59 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

22- SEGMENTED INFORMATION

The Company considers that it operates in a single field of activity, the pharmaceutical industry, since its other activities do not account for a significant portion of segment assets.

No customer represents more than 10% of the Company's revenue except for three customers (four customers in 2001, one U.S. distributor and one customer in 2000) for which the sales represented 52.3% of revenue for the year ended September 30, 2002 (66.3% and 36.8% in 2001 and 2000).

Purchases from one supplier represent approximately 30% of the cost of goods sold for the year ended Sep-tember 30, 2002 (38% in 2001 and 39% in 2000).

The Company operates in the following geographic segments:

                                                            2002         2001           2000
--------------------------------------------------------------------------------------------
                                                              $            $            $
Revenue
  Canada
    Domestic sales                                          17,413       18,485       16,001
    Foreign sales, mainly in the United States              22,623       11,950        7,039
  United States
    Domestic sales                                         100,088       79,289       64,446
    Foreign sales                                              520          481          463
  Europe                                                    16,170        4,423            -
  Other                                                        560        2,686            -
  Inter-segment                                            (24,199)     (12,765)        (463)
--------------------------------------------------------------------------------------------
                                                           133,175      104,549       87,486
============================================================================================

Earnings before financial expenses, interest income,
amortization, income taxes and discontinued operations
  Canada                                                     7,302        5,211        3,009
  United States                                             31,640       25,861       23,863
  Europe                                                     1,845          502            -
  Other                                                       (304)       1,205            -
--------------------------------------------------------------------------------------------
                                                            40,483       32,779       26,872
============================================================================================

Amortization
  Canada                                                     1,570        1,092          998
  United States                                              3,890        9,479        9,524
  Europe                                                     1,052          360            -
  Other                                                      1,101        1,101            -
--------------------------------------------------------------------------------------------
                                                             7,613       12,032       10,522
============================================================================================

Property, plant, equipment, intangible assets and goodwill
  Canada                                                    15,645       16,154       13,938
  United States                                            135,839      136,920      145,304
  Europe                                                    54,190        3,793        3,608
  Other                                                     24,326       25,427       26,528
--------------------------------------------------------------------------------------------
                                                           230,000      182,294      189,378
============================================================================================

Total assets
  Canada                                                   298,733      207,840      140,324
  United States                                            184,573      181,849      195,929
  Europe                                                    64,395        6,551        3,995
  Other                                                     26,947       27,072       26,824
  Inter-segment                                           (205,506)    (174,209)    (113,020)
--------------------------------------------------------------------------------------------
                                                           369,142      249,103      254,052
============================================================================================

[page 60 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

23- FINANCIAL INSTRUMENTS

FAIR VALUE OF THE FINANCIAL INSTRUMENTS ON THE BALANCE SHEET:

The estimated fair value of the financial instruments is as follows:

                                                             2002                          2001
-------------------------------------------------------------------------------------------------
                                               Fair        Carrying        Fair          Carrying
                                               value        amount         value          amount
-------------------------------------------------------------------------------------------------
                                                 $            $              $              $
Assets
    Cash and cash equivalents                  20,005       20,005         16,541         16,541
    Short-term investments                     60,740       60,740              -              -
    Accounts receivable                        24,050       24,050         21,611         21,611
    Investments in a private company               b)        1,156             b)          1,156
    Note receivable                                b)          936             b)            936
    Other investments                             398          398            765            765
Liabilities
    Accounts payable                           27,499       27,499         16,113         16,113
    Long-term debt                              5,838        5,899            215            215

The following methods and assumptions were used to calculate the estimated fair value of the financial instruments on the balance sheet.

a) FINANCIAL INSTRUMENTS VALUED AT CARRYING AMOUNT

The estimated fair value of certain financial instruments shown on the balance sheet is equivalent to their carrying amount because they are realizable in the short-term or because their carrying amount approximates the fair value. These financial instruments include cash and cash equivalents, short-term investments, accounts receivable, other investments and accounts payable.

b) INVESTMENTS IN A PRIVATE COMPANY AND NOTE RECEIVABLE

The fair value of investments in a private company and note receivable was not readily determinable.

c) LONG-TERM DEBT

In 2002, the fair value of long-term debt has been established by discounting the future cash flows at interest rates corresponding to those the Company would currently obtain for loans with similar maturity dates and terms. In 2001, the fair value of long-term debt is equivalent to the carrying amount because most of it bears interest at a variable rate.

                                                          [page 61 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

24- COMMITMENTS AND CONTINGENCIES

A) COMMITMENTS

The Company has entered into non-cancellable operating leases expiring on different dates until December 31, 2005, for the rental of office space, automotive equipment and equipment. One of the office space leases contains an escalation clause providing for additional rent.

Minimum future lease payments under these operating leases are as follows:

                                  $
-------------------------------------
2003                            1,039
2004                              665
2005                              429
2006                              106
-------------------------------------
                                2,239
=====================================

B) CONTINGENCIES

The subsidiary Axcan Scandipharm is a party to several legal proceedings related to the product line it markets under the name ULTRASE. Lawsuits have been filed and claims have been asserted against Axcan Scandipharm and certain other companies, including the enzyme manufacturer, stemming from allegations that, among other things, Axcan Scandipharm's enzyme products caused colonic strictures. Axcan Scandipharm has been named as a defendant in 12 product liability lawsuits. Of the 12 lawsuits to date, Axcan Scandipharm was dismissed from one, nonsuited in another, settled nine and has one pending. At this time, it is difficult to predict the number of potential cases and because of the young age of the patients involved, Axcan Scandipharm's product liability exposure for this issue in the United States will remain for a number of years. Axcan Scandipharm's insurance carriers have defended the lawsuits to date and Axcan expects them to continue to defend Axcan Scandipharm (to the extent of its product liability insurance) should lawsuits be filed in the future.

In addition, the enzyme manufacturer and certain other companies have claimed a right to recover amounts paid defending and settling these claims as well as a declaration that Axcan Scandipharm must provide indemnification against future claims. This lawsuit is based on contractual and common law indemnity issues and the parties have agreed to settle their dispute through binding arbitration. The arbitration has commenced and the plaintiffs alleged that the amount at issue may be in excess of $34,000,000. Axcan Scandipharm denies that such reimbursement is owed and has also responded with counterclaims against the plaintiffs. The majority of the $34,000,000 alleged relates to a patent dispute settlement agreement between the plaintiffs and others.

As at September 30, 2002 and 2001, the Company has recorded reserves in the amount of approximately $2,900,000 to cover any future liabilities in connection with the indemnification claims and the lawsuits discussed above that may not be covered by, or exceed, applicable insurance proceeds. While the Company believes that the insurance coverage and provisions taken to date are adequate, an adverse determination of any such claims or of any future claims could exceed insurance coverage and amounts currently accrued.

C) MILESTONE PAYMENTS

The agreements with QLT relating to the purchase of PHOTOFRIN provided for milestone payments to be made by Axcan to QLT that could reach a maximum of CDN$20,000,000 upon receipt of certain regulatory approvals for specific or an additional indication for PHOTOFRIN or other conditions. Each milestone payment shall be made at the option of the Company either in cash or in Series B preferred shares or in a combination of cash and preferred shares provided that at least one-half of the milestone payable shall be paid in cash. During the year 2000 CDN$5,000,000 (U.S.$3,378,378) was paid by Axcan in cash upon receipt of regulatory approval to market a new laser for use in conjunction with PHOTOFRIN.

[page 62 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

24- COMMITMENTS AND CONTINGENCIES (CONTINUED)

D) ROYALTIES

Net sales of certain products of the Company are subject to royalties payable to unrelated third parties.

In particular, the Company must pay to CR Associates a 5% royalty on net sales of products covered under two agreements for the exclusive rights to market ULTRASE and ADEKs for a ten-year term ended December 2001.

Axcan also has to pay 5% of worldwide sales of PHOTOFRIN with a maximum of $500,000 per year and a maximum total aggregate of $3,108,245 until December 2007. Until September 30, 2002, an amount of $983,448 has been accounted for ($522,820 in 2001 and $92,244 in 2000).

Royalties amounting to $3,731,113, $3,711,561 and $3,022,414 respectively for years ended September 30, 2002, 2001 and 2000 were charged to earnings.

E)  LICENSING

During the year 2000, Axcan entered into a new licensing agreement to market a new generation of pancrelipase minitablets. Axcan will pay fees totaling $3,500,000 over a period of three years from the date of the agreement, contingent on the attainment of certain milestones in connection with development of new formulations of minitablets. As at September 30, 2002, the Company paid $2,250,000 of these fees. Axcan will pay royalties of 6% on the first $30,000,000 of annual sales and 5% on annual sales in excess of $30,000,000 subject to minimum royalty payments of $750,000, $1,000,000 and $1,500,000 in the first three years of the agreement, respectively.

Axcan also entered into a licensing agreement with the Children's Hospital Research Foundation ("CHRF") for a series of sulfated derivatives of ursodeoxycholic acid compounds" ("SUDCA"). Axcan had paid $589,000 in cash; the Company will also pay milestones for a maximum amount of $425,000 when SUDCA is validated and a bonus when certain conditions are met; finally, Axcan will pay royalties based on sales.

In May 2002, the Company signed a co-development and licensing agreement with NicOx S.A. ("NicOx") for NCX-1000, a nitric oxide-donating ursodiol derivative, for the treatment of chronic liver diseases including portal hypertension and Hepatitis "C". Under the terms of this agreement, the Company has obtained from NicOx an exclusive license to commercialize NCX-1000 in Canada and Poland as well as an option to acquire the same exclusive rights for the United States market. The Company and NicOx will share the cost of the future development of NCX-1000 jointly through the completion of Phase II clinical studies. The Company will thereafter conduct the required Phase III clinical studies and be responsible for regulatory filings in the exclusively licensed territories. The Company will pay NicOx the sum of $500,000 on or before December 31, 2002, as well as other options or milestone payments totaling $18,500,000 at various stages of development. The Company also agreed to pay royalties of up to 12% on net sales of the product.

F) EMPLOYEE BENEFIT PLAN

A subsidiary of the Company has a defined contribution plan (the "Plan") for its U.S. employees. Participation is available to substantially all U.S. employees. Employees may contribute up to 15% of their gross pay and up to limits set by the U.S. Internal Revenue Service. During the year, the Board of Directors approved and the Company charged to earnings a contribution to the Plan totaling $224,277 ($231,629 in 2001 and $150,514 in 2000).

                                                          [page 63 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

25- SUMMARY OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
    IN CANADA AND IN THE UNITED STATES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (Canadian GAAP) which, in the case of Axcan Pharma, conform in all material respects with GAAP in the United States (U.S. GAAP), except as set forth below: a) Earnings and balance sheet adjustments

                                                              2002          2001         2000
----------------------------------------------------------------------------------------------
                                                               $             $             $
Earnings adjustments:
    Net earnings in accordance with Canadian GAAP            20,868        11,472        6,736
    Prepaid advertising costs (1)                               457           404         (211)
    Amortization of goodwill (2)                                  -           100            -
    Financial expenses (2)                                        -             -         (701)
    Amortization of new product acquisition costs (3)            54            54           50
    Income tax impact of the above adjustments                 (191)         (205)          62
----------------------------------------------------------------------------------------------
    Net earnings in accordance with U.S. GAAP                21,188        11,825        5,936
==============================================================================================

Earnings per share in accordance with U.S. GAAP
    Basic
      Continuing operations                                    0.51          0.32         0.15
      Discontinued operations                                     -             -         0.07
      Net earnings                                             0.51          0.32         0.22

    Diluted
      Continuing operations                                    0.50          0.32         0.15
      Discontinued operations                                     -             -         0.07
      Net earnings                                             0.50          0.32         0.22

                                                             2002                        2001
------------------------------------------------------------------------------------------------------
                                                    Canadian        U.S.        Canadian        U.S.
                                                       GAAP         GAAP          GAAP          GAAP
------------------------------------------------------------------------------------------------------
                                                        $             $             $             $
Balance sheet adjustments:
    Current assets (1) (5)                           134,048       133,858        61,009        60,366
    Investments (5)                                    2,348         2,681         2,579         2,957
    Property, plant and equipment (5)                 20,105        20,086         8,241         8,201
    Intangible assets (3)                            180,553       180,085       154,343       153,821
    Goodwill (2) (5)                                  29,342        27,550        19,710        17,918
    Deferred financial expenses                          290           290             -             -
    Future income tax asset                            2,456         2,456         3,221         3,221
    Current liabilities (5)                           30,681        30,408        17,451        17,034
    Long-term debt (6)                                 4,563         7,267           112         2,816
    Future income tax liability (3)                   34,389        34,212        25,704        25,508
    Non-controlling interest                             332           332           695           695
    Shareholders' equity
      Equity component of purchase price (6)           2,704             -         2,704             -
      Capital stock (4)                              261,285       254,640       186,650       183,193
      Retained earnings (1) (2) (3) (4) (5) (7)       34,594        43,709        16,914        22,521
      Accumulated foreign currency
        translation adjustments (7)                      594        (3,562)       (1,127)       (5,283)

[page 64 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

25- SUMMARY OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
    IN CANADA AND IN THE UNITED STATES  (CONTINUED)

a) EARNINGS AND BALANCE SHEET ADJUSTMENTS (CONTINUED)

(1) UNTIL SEPTEMBER 30, 2001, PREPAID ADVERTISING COSTS WERE DEFERRED AND AMORTIZED OVER A TWO-YEAR PERIOD. IN 2002, THE COMPANY ELECTED TO INCLUDE IN EARNINGS ITS SCIENTIFIC SYMPOSIUM COSTS IN THE FISCAL YEAR WHEN THEY WERE INCURRED. UNDER U.S. GAAP, THESE COSTS ARE INCLUDED IN EARNINGS.

(2) UNDER CANADIAN GAAP, THE SHARE OF THE 40.4% INTEREST OF CDPQ IN AXCAN SCANDIPHARM EARNINGS HAS BEEN RECORDED AS FINANCIAL EXPENSES FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999. UNDER U.S. GAAP, ADDITIONAL FINANCIAL EXPENSES SHOULD BE RECORDED. THE ADDITIONAL FINANCIAL EXPENSES CHARGED IN EARNINGS IN 2000 AND 1999 HAVE BROUGHT A DECREASE IN GOODWILL. IN ACCORDANCE WITH THE NEW STANDARDS, THE COMPANY NO LONGER AMORTIZES ITS GOODWILL SINCE OCTOBER 1, 2001.

(3) UNDER CANADIAN GAAP, THE NEW PRODUCT DEVELOPMENT COSTS IDENTIFIED UPON THE ACQUISITION OF SUBSIDIARIES ARE DEFERRED AND AMORTIZED FROM THE DATE OF COMMENCEMENT OF COMMERCIAL PRODUCTION. UNDER U.S. GAAP, THESE COSTS THAT REPRESENT IN PROCESS RESEARCH AND DEVELOPMENT ARE INCLUDED IN EARNINGS AS AT THE DATE OF ACQUISITION AS NO ALTERNATIVE FUTURE USE HAS BEEN ESTABLISHED.

(4) UNDER CANADIAN GAAP, SHARE ISSUANCE EXPENSES ARE CHARGED DIRECTLY TO RETAINED EARNINGS. UNDER U.S. GAAP, THE EXPENSES ARE DEDUCTED FROM THE CONSIDERATION RECEIVED. THE NET AMOUNT IS APPLIED AGAINST THE CAPITAL STOCK ACCOUNT.

(5) AS REQUIRED BY CANADIAN GAAP, THE COMPANY ACCOUNTS FOR ITS INVESTMENT IN JOINT VENTURES BY THE PROPORTIONATE CONSOLIDATION METHOD (NOTE 21). UNDER U.S. GAAP, THESE INVESTMENTS WOULD BE ACCOUNTED FOR BY THE EQUITY METHOD. THIS DIFFERENCE DOES NOT IMPACT EARNINGS OR SHAREHOLDERS' EQUITY.

(6) UNDER CANADIAN GAAP, THE PURCHASE PRICE PAYABLE IN CASH OR IN COMMON SHARES, AT AXCAN'S SOLE DISCRETION, IS PRESENTED IN THE SHAREHOLDERS' EQUITY. UNDER U.S. GAAP, THIS AMOUNT IS RECORDED AS A LONG-TERM DEBT.

(7) EFFECTIVE OCTOBER 1, 1999, THE COMPANY CHANGED ITS MEASUREMENT AND REPORTING CURRENCY FROM THE CANADIAN DOLLAR TO THE U.S. DOLLAR. UNDER CANADIAN GAAP, COMPARATIVE FIGURES ARE PRESENTED USING THE TRANSLATION OF CONVENIENCE METHOD. UNDER U.S. GAAP, COMPARATIVE FIGURES MUST BE RESTATED AS IF THE CHANGE IN MEASUREMENT AND REPORTING CURRENCY HAD BEEN APPLIED RETROACTIVELY. AT OCTOBER 1, 1999, THE CHANGE IN MEASUREMENT AND REPORTING CURRENCY PRESENTED IN ACCORDANCE WITH U.S. GAAP RESULTED IN A DECREASE IN CUMULATIVE TRANSLATION ADJUSTMENT BALANCE OF $4,156,000 AND AN INCREASE IN CAPITAL STOCK BALANCE OF $3,584,000 AND RETAINED EARNINGS BALANCE
     OF $572,000.

(8) UNDER CANADIAN GAAP, THE RESEARCH AND DEVELOPMENT TAX CREDITS ARE APPLIED AGAINST RESEARCH AND DEVELOPMENT EXPENSES. UNDER U.S. GAAP, THESE TAX CREDITS WOULD BE APPLIED AGAINST INCOME TAXES.

(9) UNDER CANADIAN GAAP, SHORT-TERM INVESTMENTS ARE RECORDED AT COST. UNDER U.S. GAAP, SECURITIES AVAILABLE FOR SALE ARE RECORDED AT THEIR FAIR MARKET VALUE, UNREALIZED GAINS OR LOSSES ARE RECORDED SEPARATELY IN SHAREHOLDERS' EQUITY. AS AT SEPTEMBER 30, 2002, THERE IS NO MATERIAL UNREALIZED GAIN OR LOSS.

                                                          [page 65 AXCAN PHARMA]

Notes to CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30
-------------------------------------------------------------------------------
AMOUNTS IN THE TABLES ARE STATED IN THOUSANDS OF U.S.DOLLARS,
EXCEPT PER SHARE AMOUNTS.

b) SUPPLEMENTARY DISCLOSURES

(1) Accounting for stock-based compensation

Under U.S. GAAP, the Company has elected to continue to measure compensation costs related to awards of stock options using the intrinsic value based method of accounting. Under SFAS No. 123, the Company is also required to make pro-forma disclosures of net earnings and basic earnings per share and diluted earnings per share as if the fair-value-based method of accounting had been applied.

The fair value of granted stock options was estimated with the Black-Scholes model of evaluation of the price of options using an expected life of six years, an interest rate without risk of 4.93%, 5.64% and 6.2% for the years ended September 30, 2002, 2001 and 2000 and a volatility of 47% in 2002 and 50% in 2001 and 2000.

Accordingly, the Company's net earnings, basic earnings per share and diluted earnings per share would have been reduced for the years ended September 30, 2002, 2001 and 2000 on a pro-forma basis, as follows:

                                        2002                   2001                   2000
-------------------------------------------------------------------------------------------------
                                 Actual    Pro-forma     Actual   Pro-forma     Actual  Pro-forma
-------------------------------------------------------------------------------------------------
                                    $           $           $          $          $         $
Net earnings                     21,188      18,699      11,825     10,410      5,936     5,227
Basic earnings per share           0.51        0.45        0.32       0.28       0.22      0.19
Diluted earnings per share         0.50        0.44        0.32       0.28       0.22      0.19

The average weighted fair value of granted stock options was $6.96, $5.69 and $4.04 as at September 30, 2002, 2001 and 2000 respectively.

(2) Consolidated cash flows

Under U.S. GAAP, the cash flows from the dividends from a company subject to significant influence would be classified as an investing activity rather than as an operating activity, as it is under Canadian GAAP.

(3) Consolidated comprehensive income

                                                      2002              2001          2000
-------------------------------------------------------------------------------------------
                                                       $                 $              $
Net earnings in accordance with U.S. GAAP            21,188            11,825         5,936
Foreign currency translation adjustments              1,721               (53)            -
-------------------------------------------------------------------------------------------
Consolidated comprehensive income                    22,909            11,772         5,936
===========================================================================================

(4) Consolidated statement of earnings

U.S. GAAP do not recognize the disclosure of a subtotal of the earnings before financial expenses, interest income, amortization and income taxes in the consolidated statements of earnings.

26- SUBSEQUENT EVENT

On October 10, 2002, the Company acquired from Gentium S.p.A., an Italian company, exclusive rights to develop and market in North America, a patented 4 gram rectal gel formulation of mesalamine (5-ASA) for the treatment of active distal ulcerative colitis. In return the Company will make milestone payments totaling approximately $1,500,000, the majority of which will be paid upon approval in the United States. The Company will also pay a royalty of 4% on net sales for a 10-year period from product's launch.